Callaway Golf Company Announces 2010 Third Quarter and Nine Month Results

CARLSBAD, Calif., Oct. 26 /PRNewswire-FirstCall/ -- Callaway Golf Company (NYSE: ELY) today announced its financial results for the third quarter and first nine months ended September 30, 2010.

“Global economic conditions continue to be challenging and the golf industry has not recovered as we had anticipated coming into this year,” commented George Fellows, President and CEO.  “In fact, overall consumer spending on golf equipment in the United States is down approximately 3% compared to 2009, which was down approximately 14% compared to 2008. Although some sectors of the economy have begun to recover, it appears the golf industry recovery will be delayed into 2011, which is consistent with the golf industry having felt the initial effects of the economic crisis later than other sectors.  Despite the decline in the golf industry this year, our worldwide golf equipment sales and market share on a year to date basis are flat to up slightly without the significant sales promotional activity that occurred in 2009.”

“Our third quarter 2010 net sales reflect these unfavorable conditions, particularly in the United States and Europe, two of our largest markets, and also reflect our reduction in sales promotion activity, which was higher in the third quarter of 2009,” continued Mr. Fellows. “The third quarter net sales also reflect the quarter to quarter fluctuations inherent in our business as the timing of sales and sales promotions between quarters can have a significant effect on the results of a particular quarter.”

“Our third quarter 2010 results were also affected by a temporary decrease in gross margins due to an increase in charges over 2009 related to the Company’s global operations strategy, negative fixed cost absorption resulting from lower volumes, and some non-cash inventory related charges,” explained Mr. Fellows. “On a year to date basis, however, where the timing of sales and charges tends to have less effect, both our sales and gross margins have improved compared to 2009 due to improved foreign currency rates, higher overall average selling prices, and positive results from our accessories and apparel businesses and emerging markets in China, India and Southeast Asia, as well as the benefits from our global operations strategy.”

For the third quarter, the Company reported:

  Net sales of $176 million, a decrease of 8% compared to $191 million for the third quarter of 2009.  On a currency neutral basis, net sales would have been $172 million, a decrease of 10% compared to the third quarter of 2009.
  Gross profit of $49 million (28% of net sales) compared to gross profit of $60 million (31% of net sales) in the third quarter of 2009.
  Operating expenses of $87 million (50% of net sales) compared to $85 million (45% of net sales) for the same period in 2009.
  A loss of $0.33 per share (on 64.0 million shares outstanding), compared to a loss of $0.25 per share (on 63.2 million shares outstanding) in 2009.  The loss per share for the third quarter includes after-tax charges for the Company’s global operations strategy of $0.05 per share in 2010 and $0.01 per share in 2009.

For the first nine months, the Company reported:

  Net sales of $782 million, an increase of 2% compared to $765 million for the same period last year. On a currency neutral basis, net sales would have been $758 million, a decrease of 1% compared to the first nine months of 2009.
  Gross profit of $310 million (40% of net sales) compared to $286 million (37% of net sales) for 2009.
  Operating expenses of $294 million (38% of net sales) compared to $287 million (38% of net sales) for 2009.
  Earnings per share of $0.09 (on 64.3 million shares outstanding) compared to a loss per share of $0.04 (on 63.1 million shares outstanding) for 2009.  Results for the period include after-tax charges for the Company’s global operations strategy of $0.07 per share in 2010 and $0.04 per share in 2009.

“When the economic crisis began in 2008, we made the decision to maintain a balanced approach to our business, balancing cost management of our base business while at the same time continuing to invest in growth opportunities and our global operations strategy,” explained Mr. Fellows. “Since that time, we have reduced the operating costs of our base business sufficiently to fund these investments, and we are beginning to see the benefits of these investments as gross margins have improved over 2009, our apparel and accessories business has increased, and our emerging markets have grown. While we still intend to invest prudently in these opportunities and initiatives, given the uncertainty as to when the golf industry will recover, we are taking additional action to realign our base business costs to be profitable next year regardless of the degree to which economic and industry conditions improve in 2011.”

“As we look forward, we believe there are some encouraging signs for 2011,” continued Mr. Fellows. “Even without any improvement in economic and industry conditions, we expect additional growth in our emerging markets and in our accessories and apparel businesses and expect that our global operations strategy initiatives will continue to yield significant benefits.  Additionally, based on initial customer feedback, we believe that we have a very strong product line for 2011, strengthened by the strategic partnership recently announced with Lamborghini on forged composite technologies, an important element of our new drivers planned for introduction during the fourth quarter and early next year. We believe that these factors, together with the actions we are taking to realign our costs, will allow us once again to drive long-term shareholder value. We will provide a more detailed view of 2011 on our conference call in January.”

Business Outlook

The Company reiterated its guidance that full year 2010 gross margins and pro forma earnings are expected to be better than in 2009. Pro forma earnings exclude charges related to the Company’s global operations strategy.  These charges are estimated to be $0.17 per share for 2010 and were $0.06 per share for 2009.  The Company also refined its prior guidance on full year operating expenses from flat to an increase of approximately 2% over 2009 depending upon foreign currency rates.  Because of the uncertain economic environment and the lack of visibility into sales, the Company did not provide more specific financial guidance for the balance of the year.  The Company did note, however, that sales from new product introductions in the fourth quarter are expected to be less than in the fourth quarter of 2009 as fewer new products will be released during the fourth quarter of 2010.

Conference Call and Webcast

The Company will be holding a conference call at 2:00 p.m. PDT today.  The call will be broadcast live over the Internet and can be accessed at www.callawaygolf.com.  To listen to the call, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast.  A replay of the conference call will be available approximately three hours after the call ends, and will remain available through 9:00 p.m. PDT on Tuesday, November 2, 2010.  The replay may be accessed through the Internet at www.callawaygolf.com or by telephone by calling 1-800-642-1687 toll free for calls originating within the United States or 706-645-9291 for International calls.  The replay pass code is 97241162.

Disclaimer :  Statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to a golf industry recovery, the Company’s future performance, future growth in the Company’s emerging markets and apparel and accessories businesses, the strength of the Company’s 2011 product line, the realignment of costs to return the Company to profitability in 2011, the creation of long-term shareholder value, and the estimated 2010 gross margins, operating expenses, and earnings, as well as the estimated amount and timing of the charges and savings related to the Company’s global operations strategy initiatives, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995.  These estimates and statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various unknowns, including future changes in foreign currency exchange rates, consumer acceptance and demand for the Company’s products, the level of promotional activity in the marketplace, as well as future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions. Actual results may differ materially from those estimated or anticipated as a result of these unknowns or other risks and uncertainties, including continued compliance with the terms of the Company’s credit facility; delays, difficulties or increased costs in the supply of components needed to manufacture the Company’s products, in manufacturing the Company’s products, or in connection with the implementation of the Company’s planned global operations strategy initiatives, cost realignment actions, or other future initiatives; adverse weather conditions and seasonality; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company’s products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company's products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements and the golf industry and the Company’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 as well as other risks and uncertainties detailed from time to time in the Company’s reports on Forms 10-Q and 8-K subsequently filed from time to time with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Currency Neutral Basis :  This press release includes information regarding certain aspects of the Company’s financial results for the third quarter and first nine months of 2010 that is presented on a “currency neutral basis.” This information estimates the impact of the effect of foreign currency translation on the Company’s 2010 results as compared to the same period in 2009.  This impact is derived by taking the Company’s 2010 local currency results and translating them into U.S. dollars based upon 2009 foreign currency exchange rates for the periods presented and does not include any other effect of changes in foreign currency rates on the Company’s results.

Regulation G :  This press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).  In addition to the GAAP results, the Company has also provided certain additional financial information concerning its results, which includes certain financial measures not prepared in accordance with GAAP.  The non-GAAP financial measures included in the press release and attached schedules present certain of the Company’s financial results (i) on a “currency neutral basis,” (ii) excluding charges for the Company’s global operations strategy and (iii) excluding interest, taxes, depreciation, amortization expenses, and changes in the Company’s prior derivative valuation account (“Adjusted EBITDA”). These non-GAAP financial measures should not be considered a substitute for any measure derived in accordance with GAAP.  These non-GAAP financial measures may also be inconsistent with the manner in which similar measures are derived or used by other companies.  Management believes that the presentation of such non-GAAP financial measures, when considered in conjunction with the most directly comparable GAAP financial measures, provides additional useful information for investors as to the underlying performance of the Company’s business without regard to these items.  The Company has provided reconciling information within the press release and attached schedules.

About Callaway Golf

Through an unwavering commitment to innovation, Callaway Golf Company (NYSE: ELY) creates products and services designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf®, Odyssey®, Top-Flite®, Ben Hogan® and uPro® brands in more than 110 countries worldwide. For more information please visit www.callawaygolf.com or http://Shop.CallawayGolf.com

Contacts:	Brad Holiday
Eric Struik
Tim Buckman
(760) 931-1771

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Callaway Golf Company
Consolidated Condensed Balance Sheets
(In thousands)
(Unaudited)

	September 30,	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$ 110,932	$ 78,314
Accounts receivable, net	152,441	139,776
Inventories	229,861	219,178
Deferred taxes, net	32,043	21,276
Income taxes receivable	2,106	19,730
Other current assets	31,081	34,713
Total current assets	558,464	512,987

Property, plant and equipment, net	132,827	143,436
Intangible assets, net	170,616	174,017
Other assets	45,963	45,490
Total assets	$ 907,870	$ 875,930

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$ 128,905	$ 118,294
Accrued employee compensation and benefits	24,534	22,219
Accrued warranty expense	8,931	9,449
Income tax liability	3,170	1,492
Total current liabilities	165,540	151,454

Long-term liabilities	15,530	14,594
Shareholders' equity	726,800	709,882
Total liabilities and shareholders' equity	$ 907,870	$ 875,930

Callaway Golf Company
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	September 30,
	2010	2009

Net sales	$ 175,644	$ 190,864
Cost of sales	126,593	131,287
Gross profit	49,051	59,577
Operating expenses:
Selling	56,307	56,972
General and administrative	21,447	20,452
Research and development	9,265	7,727
Total operating expenses	87,019	85,151
Loss from operations	(37,968)	(25,574)
Other income (expense), net	(2,449)	837
Loss before income taxes	(40,417)	(24,737)
Income tax benefit	(22,100)	(11,308)
Net loss	(18,317)	(13,429)
Dividends on convertible preferred stock	2,625	2,625
Net loss allocable to common shareholders	$ (20,942)	$ (16,054)

Earnings (loss) per common share:
Basic	($0.33)	($0.25)
Diluted	($0.33)	($0.25)
Weighted-average common shares outstanding:
Basic	63,989	63,240
Diluted	63,989	63,240

	Nine Months Ended
	September 30,
	2010	2009

Net sales	$ 782,128	$ 764,947
Cost of sales	472,156	479,341
Gross profit	309,972	285,606
Operating expenses:
Selling	201,665	204,016
General and administrative	65,570	59,797
Research and development	27,231	23,667
Total operating expenses	294,466	287,480
Income (loss) from operations	15,506	(1,874)
Other expense, net	(5,582)	(1,032)
Income (loss) before income taxes	9,924	(2,906)
Income tax benefit	(3,527)	(3,201)
Net income	13,451	295
Dividends on convertible preferred stock	7,875	3,063
Net income (loss) allocable to common shareholders	$ 5,576	$ (2,768)

Earnings (loss) per common share:
Basic	$0.09	($0.04)
Diluted	$0.09	($0.04)
Weighted-average common shares outstanding:
Basic	63,831	63,120
Diluted	64,319	63,120

Callaway Golf Company
Consolidated Condensed Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2010	2009
Cash flows from operating activities:
Net income	$ 13,451	$ 295
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,242	30,244
Deferred taxes, net	(10,713)	(12,147)
Non-cash share-based compensation	7,547	6,653
Loss (gain) on disposal of long-lived assets	149	(574)
Changes in assets and liabilities	15,207	32,905
Net cash provided by operating activities	55,883	57,376

Cash flows from investing activities:
Capital expenditures	(15,355)	(29,782)
Other investing activities	(2,595)	103
Net cash used in investing activities	(17,950)	(29,679)

Cash flows from financing activities:
Issuance of common stock	2,954	2,562
Issuance of preferred stock	-	140,000
Equity issuance cost	(52)	(5,923)
Dividends paid, net	(9,800)	(8,326)
Payments on credit facilities, net	-	(90,000)
Other financing activities	(494)	40
Net cash (used in) provided by financing activities	(7,392)	38,353

Effect of exchange rate changes on cash and cash equivalents	2,077	290
Net increase in cash and cash equivalents	32,618	66,340
Cash and cash equivalents at beginning of period	78,314	38,337
Cash and cash equivalents at end of period	$ 110,932	$ 104,677

Callaway Golf Company
Consolidated Net Sales and Operating Segment Information
(In thousands)
(Unaudited)

	Net Sales by Product Category
	Quarter Ended				Nine Months Ended
	September 30,		Growth/(Decline)		September 30,		Growth/(Decline)
	2010	2009	Dollars	Percent	2010	2009	Dollars	Percent
Net sales:
Woods	$ 26,907	$ 35,746	$ (8,839)	-25%	$ 184,659	$ 191,584	$ (6,925)	-4%
Irons	48,412	49,371	(959)	-2%	176,994	186,780	(9,786)	-5%
Putters	15,772	17,099	(1,327)	-8%	87,439	71,211	16,228	23%
Golf balls	35,109	40,896	(5,787)	-14%	144,247	146,489	(2,242)	-2%
Accessories and other	49,444	47,752	1,692	4%	188,789	168,883	19,906	12%
	$ 175,644	$ 190,864	$ (15,220)	-8%	$ 782,128	$ 764,947	$ 17,181	2%

	Net Sales by Region
	Quarter Ended				Nine Months Ended
	September 30,		Growth/(Decline)		September 30,		Growth/(Decline)
	2010	2009	Dollars	Percent	2010	2009	Dollars	Percent
Net sales:
United States	$ 76,208	$ 93,867	$ (17,659)	-19%	$ 389,627	$ 398,889	$ (9,262)	-2%
Europe	23,396	27,010	(3,614)	-13%	107,130	112,489	(5,359)	-5%
Japan	36,689	29,137	7,552	26%	120,252	113,593	6,659	6%
Rest of Asia	21,473	20,981	492	2%	70,786	58,833	11,953	20%
Other foreign countries	17,878	19,869	(1,991)	-10%	94,333	81,143	13,190	16%
	$ 175,644	$ 190,864	$ (15,220)	-8%	$ 782,128	$ 764,947	$ 17,181	2%

	Operating Segment Information
	Quarter Ended				Nine Months Ended
	September 30,		Growth/(Decline)		September 30,		Growth/(Decline)
	2010	2009	Dollars	Percent	2010	2009	Dollars	Percent
Net sales:
Golf clubs	$ 140,535	$ 149,968	$ (9,433)	-6%	$ 637,881	$ 618,458	$ 19,423	3%
Golf balls	35,109	40,896	(5,787)	-14%	144,247	146,489	(2,242)	-2%
	$ 175,644	$ 190,864	$ (15,220)	-8%	$ 782,128	$ 764,947	$ 17,181	2%

Income (loss) before income taxes:
Golf clubs	$ (18,433)	$ (7,501)	$ (10,932)	-146%	$ 56,020	$ 46,149	$ 9,871	21%
Golf balls	(4,635)	(4,236)	(399)	-9%	3,012	(6,900)	9,912	144%
Reconciling items (1)	(17,349)	(13,000)	(4,349)	-33%	(49,108)	(42,155)	(6,953)	-16%
	$ (40,417)	$ (24,737)	$ (15,680)	-63%	$ 9,924	$ (2,906)	$ 12,830	442%

(1) Represents corporate general and administrative expenses and other income (expense) not utilized by management in determining segment profitability.

Callaway Golf Company
Supplemental Financial Information
(In thousands, except per share data)
(Unaudited)

	Quarter Ended September 30,			Quarter Ended September 30,
	2010			2009

	Pro Forma Callaway Golf	Global Operations Strategy Initiatives	Total as Reported	Pro Forma Callaway Golf	Global Operations Strategy Initiatives	Total as Reported
Net sales	$ 175,644	$ -	$ 175,644	$ 190,864	$ -	$ 190,864
Gross profit	54,156	(5,105)	49,051	60,489	(912)	59,577
% of sales	31%	n/a	28%	32%	n/a	31%
Operating expenses	86,780	239	87,019	85,151	-	85,151
Income (loss) from operations	(32,624)	(5,344)	(37,968)	(24,662)	(912)	(25,574)
Other income (loss), net	(2,449)	-	(2,449)	837	-	837
Income (loss) before income taxes	(35,073)	(5,344)	(40,417)	(23,825)	(912)	(24,737)
Income tax provision (benefit)	(20,091)	(2,009)	(22,100)	(10,956)	(352)	(11,308)
Net income (loss)	(14,982)	(3,335)	(18,317)	(12,869)	(560)	(13,429)

Dividends on convertible preferred stock	2,625	-	2,625	2,625	-	2,625
Net income (loss) allocable to common shareholders	$ (17,607)	$ (3,335)	$ (20,942)	$ (15,494)	$ (560)	$ (16,054)

Diluted earnings (loss) per share:	$ (0.28)	$ (0.05)	$ (0.33)	$ (0.24)	$ (0.01)	$ (0.25)
Weighted-average shares outstanding:	63,989	63,989	63,989	63,240	63,240	63,240

	Nine Months Ended June 30,			Nine Months Ended June 30,
	2010			2009

	Pro Forma Callaway Golf	Global Operations Strategy Initiatives	Total as Reported	Pro Forma Callaway Golf	Global Operations Strategy Initiatives	Total as Reported
Net sales	$ 782,128	$ -	$ 782,128	$ 764,947	$ -	$ 764,947
Gross profit	317,274	(7,302)	309,972	289,888	(4,282)	285,606
% of sales	41%	n/a	40%	38%	n/a	37%
Operating expenses	294,066	400	294,466	287,480	-	287,480
Income (loss) from operations	23,208	(7,702)	15,506	2,408	(4,282)	(1,874)
Other expense, net	(5,582)	-	(5,582)	(1,032)	-	(1,032)
Income (expense) before income taxes	17,626	(7,702)	9,924	1,376	(4,282)	(2,906)
Income tax provision (benefit)	(598)	(2,929)	(3,527)	(1,552)	(1,649)	(3,201)
Net income (loss)	18,224	(4,773)	13,451	2,928	(2,633)	295

Dividends due to preferred shareholders	7,875	-	7,875	3,063	-	3,063
Net income (loss) available to common shareholders	$ 10,349	$ (4,773)	$ 5,576	$ (135)	$ (2,633)	$ (2,768)

Diluted earnings (loss) per share:	$ 0.16	$ (0.07)	$ 0.09	$ (0.00)	$ (0.04)	$ (0.04)
Weighted-average shares outstanding:	64,319	64,319	64,319	63,120	63,120	63,120

	2010 Trailing Twelve Months Adjusted EBITDA						2009 Trailing Twelve Months Adjusted EBITDA
Adjusted EBITDA:	Quarter Ended						Quarter Ended
	December 31,	March 31,		June 30,	September 30,		December 31,	March 31,	June 30,	September 30,
	2009	2010		2010	2010	Total	2008	2009	2009	2009	Total
Net income (loss)	$ (15,555)	$ 20,303		$ 11,465	$ (18,317)	$ (2,104)	$ (3,154)	$ 6,812	$ 6,912	$ (13,429)	$ (2,859)
Interest expense (income), net	(435)	(118)		(242)	1,234	439	272	(123)	551	(46)	654
Income tax provision (benefit)	(11,142)	9,641		8,932	(22,100)	(14,669)	(4,766)	4,248	3,859	(11,308)	(7,967)
Depreciation and amortization expense	10,504	9,949		9,606	10,687	40,746	9,216	9,944	10,172	10,128	39,460
Change in energy derivative valuation acct.	-	-		-	-	-	(19,922)	-	-	-	(19,922)
Adjusted EBITDA	$ (16,628)	$ 39,775	-	$ 29,761	$ (28,496)	$ 24,412	$ (18,354)	$ 20,881	$ 21,494	$ (14,655)	$ 9,366

CONTACT:  Brad Holiday, Eric Struik, or Tim Buckman, all for Callaway Golf Company, +1-760-931-1771